                                                                 Exhibit 23.1

KPMG Peat Marwick LLP

        Peat Marwick Plaza
        303 East Wacker Drive
        Chicago, IL 60601-5255




The Board of Directors
First of America Bank Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-46571) on Form S-4 of National City Corporation of our report dated January 20, 1998, with respect to the consolidated balance sheet of First of America Bank Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statement of earnings, stockholders equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of National City Corporation dated April 9, 1998.


                                        /s/  KPMG Peat Marwick LLP

April 13, 1998